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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): September 6, 1996


Commission       Registrant, State of Incorporation,           IRS Employer
File Number         Address, and Telephone Number           Identification No.
- -----------      -----------------------------------        ------------------
 0-7862                        AMERCO                           88-0106815
                        (A Nevada Corporation)
                     1325 Airmotive Way, Ste. 100
                       Reno, Nevada 89502-3239
                       Telephone (702) 688-6300

 2-38498              U-Haul International, Inc.                86-0663060
                        (A Nevada Corporation)
                        2727 N. Central Avenue
                        Phoenix, Arizona 85004
                       Telephone (602) 263-6645


- --------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)
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Item 5. Other Events.

         As disclosed in the Company's Prospectus dated September 10, 1996 and in the Company's Annual Report on Form 10-K for the year ended March 31, 1996, the Company is in the process of satisfying a judgment arising out of a lawsuit brought by certain significant shareholders of the Company against certain of its current and former directors (the "Shoen Litigation"). The Company satisfied the judgment with respect to two of the plaintiffs in that action on September 6, 1996 by paying Katabasis International, Inc. ("Katabasis") approximately $27.5 million to repurchase 4,041,924 shares of Common Stock and by paying damages of approximately $74.8 million and statutory post-judgment, pre-bankruptcy petition date interest of $224,000 to Samuel W. Shoen (the sole voting stockholder of Katabasis). On the same date, the Company also funded approximately $15.7 million of post-bankruptcy petition date interest on the above amounts into an escrow account pending the outcome of a dispute involving the entitlement of all of the plaintiffs in the Shoen Litigation to post-bankruptcy petition date interest.

         The Company will repurchase an additional 6,052,928 shares of its Common Stock on or before October 1, 1996 in satisfaction of the judgment in the Shoen Litigation. The Company has previously repurchased 12,202,048 shares of Common Stock from five of the plaintiffs in the lawsuit (including Katabasis) in satisfaction of their claims. After completing all of these repurchases, the Company will have acquired approximately 47.3% of its outstanding Common Stock.

         The Company will acquire the remaining shares of Common Stock and will satisfy the remainder of the judgment in full with the payment of approximately $153.5 million, plus interest if ultimately awarded. The Company has sold mortgage notes for proceeds of $83.5 million and has completed a $97.4 million sale and subsequent leaseback of rental trailers to raise a portion of the cash used to make the stock purchases to date. The remainder of the cash necessary to satisfy the judgment will be raised from the sale of surplus or non-essential assets including real estate and mortgage notes, from internally generated funds and, to the extent necessary, from additional borrowings under the Company's existing credit agreements.

         In order to comply with covenants in the Company's current credit agreements and to improve the likelihood that its existing debt ratings will be maintained, the Company increased its equity by selling $100.0 million of its Series B Convertible Preferred Stock in a private placement.

         As a result of funding the repurchase, the Company will incur additional costs in the future in the form of lease payments and/or interest. Furthermore, following the repurchase, the Company's outstanding Common Stock will be reduced by 6,052,928 shares in addition to the 12,202,048 shares repurchased from the plaintiffs to date. In addition, the Company plans to deduct for income tax

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purposes approximately $324.0 million of the payments already made and remaining to be made by the Company to the plaintiffs, which will reduce the Company's income tax liability. While the Company believes that such income tax deductions are appropriate, there can be no assurance that any such deductions ultimately will be allowed in full.

         Furthermore, in the event the fair value of the consideration paid by the Company to the plaintiffs is in excess of the fair value of the stock repurchased by the Company, the Company will be required to record an expense equal to that difference. No such expense was recorded for the previous transactions with the plaintiffs and no provision has been made in the Company's financial statements for any payments to be made to the plaintiffs in the future. For the reasons set forth above, the repurchase could result in material changes in the Company's financial condition, results of operations, cash flow, capital expenditure plans, net income, or earnings per common share.


Item 7. Financial Statements and Exhibits.

         (c) Exhibits.

          Exhibit
          Number                    Description
          -------                   -----------
            1.1       Distribution Agreement, dated September 10, 1996

            4.1       Indenture, dated September 10, 1996

            4.2       Form of Debt Securities (included in Exhibit 4.3)

            4.3       First Supplemental Indenture, dated September 10, 1996


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              AMERCO
                                       ----------------------------------
                                             (Registrant)


Date  September 19, 1996               /s/ Gary V. Klinefelter
      ------------------               ----------------------------------
                                           Gary V. Klinefelter, Secretary
                                           (Signature)




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           U-Haul International, Inc.
                                       ----------------------------------
                                                 (Registrant)


Date  September 19, 1996               /s/ Gary V. Klinefelter
      ------------------               ----------------------------------
                                           Gary V. Klinefelter, Secretary
                                           (Signature)




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